Exhibit 10.1

Verra Mobility Corporation

Annual Incentive Plan

Effective January 1, 2025

RECITALS

This Annual Incentive Plan (the “Plan”) is intended to provide an incentive for eligible employees of Verra Mobility Corporation (the “Company”) to perform to the best of their abilities, further the growth, development and financial success of the Company, and enable the Company to attract and retain highly qualified employees. The Compensation Committee of the Board of Directors of Company (respectively, the “Compensation Committee” and the “Board”) adopted this Plan, effective January 1, 2025.

1.
ESTABLISHMENT, PURPOSE AND TERM OF PLAN
1.1.
Establishment. The Plan is effective as of January 1, 2025 (the “Effective Date”). The Plan supersedes in their entirety the Company’s Short-Term Incentive Plan (the “Prior Plan”, and any predecessor plans, collectively, the “Prior Plans”). The Prior Plans and any written or verbal representations of the Company or its representatives regarding the subject matter of the Prior Plans are hereby terminated as of the Effective Date.
1.2.
Purpose. The purpose of the Plan is to provide annual incentive compensation intended to motivate, reward and retain selected employees.
1.3.
Term of Plan. The Plan is effective as of the Effective Date for the Company’s fiscal year 2025 and for each Company fiscal year thereafter (each, a “Plan Year”), unless otherwise amended or terminated in accordance with Section 5.4 of the Plan.
2.
ELIGIBILITY TO PARTICIPATE
2.1.
General. An Employee (as defined below) is eligible to participate, and become a participant in the Plan for an applicable Plan Year (a “Participant”) if he or she (i) is hired prior to October 1 of the Plan Year; (ii) is not covered by a collective bargaining agreement; (iii) is classified by the Company in an Executive, Management or Professional Career Category as defined by the Company’s compensation department (or any equivalent successor designation); (iv) is approved for participation by (aa) the Company’s Chief Executive Officer (the “CEO”) and Chief People Officer (the “CPO”) if the Employee is not the CEO or one of the Company’s other executive officers (the “ELT Members”), or (bb) by the Board or Compensation Committee if the Participant is the CEO or an ELT Member, and (iv) does not participate in a different short-term incentive, sales or commission plan of the Company or any of its direct or indirect subsidiaries (each a “Subsidiary”) (absent explicit written approval from the CEO or the Board or Compensation Committee, as applicable). As used in the Plan, the term “Employee” means an employee of the Company or of any of its Subsidiaries. Information concerning participation in the Plan (a “Participation Notice”) will be made available to Participants for the applicable Plan Year, which they may be required to sign and return to the Company.
2.2.
Partial Year Participation. If an Employee becomes eligible to participate in the Plan during a Plan Year due to promotion or new hire and is notified of his or her participation in the Plan, such Participant’s bonus shall be pro-rated based on the number days of the employee was a Plan participant during the Plan Year. If during a Plan Year a Participant becomes ineligible to participate in the Plan, the Employee may be eligible to receive a pro-rata portion of any Bonus opportunity based on the number of days the Employee was a Participant during such Plan Year provided that (i) the Employee remains employed by the Company or a Subsidiary on the corresponding applicable Payment Date (as defined below), and (ii) the other required criteria to receive a Bonus are met.

Verra Mobility Corporation Annual Incentive Plan

3.
PLAN DESIGN

The Plan provides the basis upon which each Participant may earn an incentive bonus for a Plan Year (an “Annual Bonus”) during the applicable Plan Year. The metrics used to determine the extent, if any, to which a Participant may earn an Annual Bonus is described in this Section 3 as further supplemented by a Participant’s Participation Notice.

3.1.
Participant’s Annual Bonus Target Amount. A Participant’s Annual Bonus target amount is stated as a percentage of his or her annual base salary (for salaried exempt employees) or as the Participant’s total wages earned during the applicable Plan Year, including overtime pay (for non-exempt employees) (the “Target Amount”). In addition to continued employment, the Bonuses are earned based on the achievement of financial targets and individual performance, as described below. The Target Amount may be capped.
3.2.
Annual Bonus Components. Annual Bonuses under the Plan are based on performance measures that may include a combination of Company-wide (“Consolidated”) and/or business segment financial and/or operational performance measures (each, a “Company Performance Factor”), and an Individual performance measure (the “Individual Performance Factor”).
3.2.1.
Company Performance Factors. During the first quarter of the Plan Year, or as reasonably practical thereafter (or after any amendment to the Plan), each applicable Company Performance Factor will be assigned an annual target for the Plan Year (each, a “Company Performance Target”), which will be determined by the Company’s Chief Financial Officer (“CFO”), reviewed by the Chief Executive Officer (“CEO”) and approved by the Board or Compensation Committee. Results against Company Performance Targets generally will be measured at the conclusion of the Plan Year for purposes of determining the amount, if any, of the Annual Bonus. Company Performance Factors that may be considered include, but are not limited to, the metrics listed in Appendix A.
3.2.2.
Individual Performance. Each Participant’s Bonus will take into account an Individual performance measure based on the Participant’s performance during the applicable Plan Year, which shall be determined following the conclusion of the applicable Plan Year based on input from the Participant’s supervisor and is subject to the CEO’s final approval, with the exception of the CEO and ELT Members, whose Individual performance shall be determined by the Board or the Compensation Committee in its discretion (the “Individual Performance Factor”). The Individual Performance Factor will be used as a multiplier applicable to the Participant’s Individual Performance measures and rating.

4.
PAYMENTS UNDER THE PLAN
4.1.
Annual Bonus. Each Participant will be eligible to earn an Annual Bonus for the applicable Plan Year in an amount, if any, determined in accordance with the provisions of the Plan and the terms outlined in the annual terms document for the applicable Plan Year (the “Annual Terms”). The Participant must be employed on the applicable Payment Date (as defined below) and meet the other requirements of this Plan.
4.2.
Bonus Calculation. Bonus payments made to eligible Participants will be calculated based on their Target Amount. For purposes of calculating any Bonus for Participants who are classified as exempt under the Fair Labor Standards Act (“FLSA”), the Target Amount shall be pro-rated for changes to the Participant’s Target Amount during the applicable Plan Year and then applied against such Participant’s

Verra Mobility Corporation Annual Incentive Plan

total salary earned during the applicable Plan Year. For Participants who are classified as non-exempt under the FLSA, the Target Amount shall be pro-rated for changes to such Participant’s Target Amount during the applicable Plan Year and then applied against the Participant’s total wages earned during the applicable Plan Year, including overtime pay (and as such, the Bonus paid shall not be factored into the Participant’s regular rate of pay). A Participant whose job classification is changed during the Plan Year such that the new job title qualifies for a different Target Amount and/or a Participant whose business segment financial targets are changed shall have his or her Bonus pro-rated based on the calculation criteria for the entire Plan Year. Please see the Annual Terms for further detailed calculation information.
4.3.
Final Approval of Annual Bonuses. All payments pursuant to the Plan are subject to final approval by the CEO or CPO, with the exception of the CEO and ELT Members, whose payments must be approved by the Board or the Compensation Committee. Notwithstanding anything to the contrary contained herein, the CEO and CPO (or, with respect to the CEO and ELT Members, the Board or the Compensation Committee) may determine in its discretion to approve a Bonus to any Participant based solely on the achievement of Individual Performance Factors, even if the Company Performance Factors and/or the EBITDA Threshold (as defined on Appendix A) are not achieved.
4.4.
Eligibility to Receive Payment. To be eligible to receive any Bonus payment under the Plan, a Participant must be employed by the Company or a Subsidiary on both (i) the last day of the applicable Plan Year, and (ii) the date on which the Company or Subsidiary actually pays the corresponding Bonus (the “Payment Date”). However, if the Company or Subsidiary terminates a Participant’s employment without cause (as determined by the Company or Subsidiary in its sole discretion) after the end of a Plan Year but before the corresponding Payment Date, the CEO and CPO, for Participants other than the CEO and ELT Members, and the Board or Compensation Committee for Participants who are the CEO and ELT Members, may, in their/its sole discretion, pay on the Payment Date, all or a pro-rata portion of the Participant’s Bonus for that Plan Year. For purposes of this section, a Participant who transfers from one Subsidiary to another with no break in service shall not be deemed to have been terminated without cause.
4.5.
Payment Dates. Subject to all other requirements of this Plan, the Payment Date for an Annual Bonus (if paid) shall be after the Company’s books are closed for the fiscal year but occur no later than March 15 of the year following the applicable Plan Year.
4.6.
Tax Withholding. All Bonus payments made under the Plan are subject to applicable foreign, federal, state and local withholding and any other deductions required by applicable law.
5.
OTHER IMPORTANT INFORMATION ABOUT THE PLAN
5.1.
Plan Administration.
5.1.1.
The Board and/or the Compensation Committee, with respect to Participants who are the CEO and ELT Members, and the CEO and CPO, with respect to Participants other than the CEO and ELT Members, shall administer the Plan as provided in the Plan (each referred to in this Section 5.1 as the “Plan Administrator”). Unless such authority is specifically designated otherwise in the Plan, the Plan Administrator, as applicable, has full discretionary authority to administer and interpret the Plan, including, without limitation, discretionary authority to determine those Employees who shall become Participants, the standard or formula pursuant to which the performance components and each Participant’s Bonus shall be calculated, whether all or any portion of the Bonus so calculated will be paid, and the specific Bonus amount, if any, to be paid to each Participant. The Plan Administrator has the authority, but not the obligation, to adopt,

Verra Mobility Corporation Annual Incentive Plan

amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem appropriate.
5.1.2.
Without limitation, the Plan Administrator shall have the absolute and discretionary right to adjust the Plan components, or to exclude items from the calculation of any achieved Company Performance Target or Individual Performance Factor, at any time during the Plan Year if it determines that external changes or other business conditions require changes to be made.
5.1.3.
All decisions and determinations of the Plan Administrator (including, without limitation, all interpretations of the Plan or of any Bonus) shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.
5.2.
Corporate Event. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company, or as would constitute a “Change in Control” as defined in the Company’s 2018 Equity Incentive Plan, as may be amended or amended and restated (each, a “Corporate Event”), the Company will select, prior to the consummation of the transaction, one of the following alternatives: this Plan: (a) shall remain in effect in accordance with its terms; (b) shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation; (c) will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the Plan Year up to the date of the Corporate Event, calculated based on the attainment of Company Performance Targets as of the transaction date (which may be pro-rated to reflect the partial Plan Year up to the date of the Corporate Event), and paid within 30 days after the closing of the transaction, provided the Participant is employed as of immediately prior to the closing of the transaction or (d) will terminate, and all Bonus payments will be made to Participants based on each Participant’s annualized base salary (i.e., not on a pro-rata basis, but rather a full year basis), calculated based on the attainment of Company Performance Targets as of the transaction date (which may be pro-rated to reflect the partial Plan Year up to the date of the Corporate Event), and paid within thirty (30) days after the closing of the transaction, provided the Participant is employed as of immediately prior to the closing of the transaction.
5.3.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
5.4.
Amendment/Termination. The Compensation Committee may, from time to time, amend, suspend, or terminate in whole or in part and retroactively or prospectively, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan, without liability to any Participant or Employee.
5.5.
No Continued Right to Employment. Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, a Bonus payment, or any legal right to be continued in the employ of the Company or any Subsidiary for any particular period of time. Participation in the Plan does not affect the right of the Company or any Subsidiary to terminate a Participant’s employment with the Company or any Subsidiary at any time or for any reason unless otherwise prohibited by law.
5.6.
Plan Bonuses Not Assignable. The rights of a Participant to Bonuses are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by

Verra Mobility Corporation Annual Incentive Plan

creditors of the Participant, and any attempt to assign, pledge or encumber that interest shall be void. To the extent requested by the Company, each Participant and his or her spouse shall acknowledge in writing that the rights of a Participant to Bonuses are non-transferable, including in the event of death or marital separation. No Bonus is earned by a Participant, and a Participant has no rights to a Bonus, unless and until a Bonus is paid to a Participant on a Payment Date.
5.7.
Code Section 409A. The Bonuses provided under this Plan to Employees subject to United States income taxes are intended to be paid in such a manner that satisfies the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code or an exception thereto shall remain the Participant’s sole responsibility. Nothing in this Plan shall be construed as a guarantee of any particular tax treatment to a Participant. Each Participant shall be solely responsible for his or her tax consequences with respect to all Bonus amounts payable under this Plan, and in no event shall the Company, any Subsidiary or the CEO, CPO, Board or Compensation Committee have any responsibility or liability if this Plan does not meet any applicable requirements of any law including, without limitation, Code Section 409A or an exception thereto.
5.8.
Applicable Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Plan will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of the Plan will be governed by, the laws of the State of Arizona without reference to principles of conflicts of law thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties under this Plan, the parties shall submit to, and consent to the jurisdiction of, the State of Arizona and agree that such litigation shall be conducted only in the courts of the Maricopa County, Arizona, or the federal courts of the United States for the District of Arizona, and no other courts. In the event of any proceeding to enforce any provision of this Plan, the prevailing party shall recover its attorneys’ fees and expenses.
5.9.
Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.
5.10.
Clawback. All Bonuses shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, the Company’s Amended and Restated Compensation Clawback Policy and any other clawback policy adopted by the Company, as and to the extent set forth in the applicable clawback policy.

Verra Mobility Corporation Annual Incentive Plan

APPENDIX A

COMPANY PERFORMANCE FACTORS

Company Performance Factors

Achievement of Company Performance Factors may be determined with reference (but is not limited) to the following criteria: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes, interest or amortization and depreciation) or adjusted net income (either before or after taxes, interest or amortization and depreciation); profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); funds from operations or adjusted funds from operations; cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return (absolute and relative); return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share (or appreciation in or maintenance of such price) market share; business segment or group financial goals; customer satisfaction/growth; employee satisfaction; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; cash on hand; human capital management; investor relations initiatives; and acquisition and disposition activity, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such Company Performance Factors may be based solely by reference to Consolidated performance or the performance of a subsidiary, division, business segment of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

Payments Under the Plan

No Participant will be entitled to an Annual Bonus under the Plan with respect to Company Performance Factors unless the actual level of Consolidated adjusted EBITDA performance equals or exceeds an established percentage of the Company Performance Target for Consolidated adjusted EBITDA for the Plan Year (the “EBITDA Threshold”). If the applicable EBITDA Threshold is not achieved, no corresponding Annual Bonus payment related to Company Performance Factors will be paid to the Participant. If the applicable EBITDA Threshold is achieved, the Participant’s Annual Bonus opportunity for the Plan Year will be calculated based on the applicable Company Performance Factor weighting applicable to the Participant and on performance against the applicable financial targets, then multiplied by the Participant’s Individual Performance Factor, subject to Section 4.1 of the Plan and the following:

Provided the applicable EBITDA Threshold is achieved, Participants are eligible for an Annual Bonus on both the Company Performance Targets for Adjusted EBITDA and revenue, applicable to the Participant (Consolidated or business segment), based on the adjusted annual Company Performance Factor weighted multiplier as multiplied against the Target Amount and Individual Performance Factor as of the end of the Plan Year.

Verra Mobility Corporation Annual Incentive Plan